UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

ZHAOHENG HYDROPOWER COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52786	41-1484782

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

F/19, Unit A, JingFengCheng Building
5015 Shennan Road, Shenzhen PRC 518025

 (Address of principal executive offices and Zip Code)

(011-86) 755-8207-0966

 (Registrant’s telephone number, including area code)

Not applicable.

 (Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

General

On June 29, 2009, our subsidiary Hunan Zhaoheng Hydropower Co., Ltd. (“Hunan Zhaoheng”) entered into an equity transfer agreement (the “Equity Transfer Agreement”) with our related party, Hunan Jiuli Hydropower Construction Co., Ltd. (“Hunan Jiuli”), pursuant to which Hunan Zhaoheng agreed to transfer all of its equity interest in Zhaoheng Winner (Shimen) Tungsten Company Limited, a joint venture, (“Winner”), as well as all creditors’ rights in Winner that are legitimately owned by Hunan Zhaoheng, to Hunan Jiuli.

Equity Transfer Agreement

The following is a summary of the material terms of the Equity Transfer Agreement.

This Equity Transfer Agreement was entered into by and between Hunan Zhaoheng and Hunan Jiuli.

Pursuant to the Equity Transfer Agreement, Hunan Jiuli has agreed to pay a total consideration of RM5,618,666.67 to Hunan Zhaoheng in exchange for a 49% equity interest in Winner. In addition, Hunan Jiuli has agreed to pay a total consideration of RMB6,900,000.06 for all creditors’ rights in Winner that are legitimately owned by Hunan Zhaoheng.  Hunan Jiuli has agreed to pay the total amount of RMB12,518,666.73 to Hunan Zhaoheng within 15 business days from the effective date of the Equity Transfer Agreement.  In the event that Hunan Jiuli fails to pay Hunan Zhaoheng the consideration for the equity transfer, Hunan Jiuli shall pay Hunan Zhaoheng a penalty at a rate of 0.5% of the overdue payment per day.  If the payment is overdue for more than 30 days, Hunan Zhaoheng has the right to terminate this Equity Transfer Agreement.

After the Equity Transfer Agreement takes effect, Hunan Zhaoheng will assist Hunan Jiuli in amending the shareholder register and articles of association and register the equity transfer with the Administration for Industry and Commerce.  With effect from July 1, 2009, Hunan Zhaoheng will no longer enjoy any equity and shareholder interests in Winner, and Hunan Jiuli will become the legitimate owner of a 49% equity interest in Winner as well as all creditors’ rights that were legitimately owned by Hunan Zhaoheng, and will bear all obligations attached to the equity transferred.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Equity Transfer Agreement, dated June 29, 2009, between Hunan Zhaoheng Hydropower Co., Ltd. and Hunan Jiuli Hydropower Construction Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHAOHENG HYDROPOWER COMPANY
(Registrant)

Date: July 6, 2009	By:	/s/ Guosheng Xu
Name: Guosheng Xu
Title: Chief Executive Officer